Calculation of Filing Fee Tables
N-2
MSC INCOME FUND, INC.
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	457(o)			$ 11,250,000.00	0.0001531	$ 1,722.38
Fees Previously Paid	Equity	Common Stock, $0.001 par value	457(o)			$ 75,000,000.00		$ 11,482.50
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts:				$ 86,250,000.00		$ 13,204.88
		Total Fees Previously Paid:						$ 11,483.00
		Total Fee Offsets:						$ 0.00
		Net Fee Due:						$ 1,721.88